Exhibit 16.1

May 14, 1999



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for American Interactive Media, Inc. and we reported on the consolidated balance sheet of American Interactive Media, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1996. On October 10, 1997, our appointment as principal accountants was terminated. We have read American Interactive Media, Inc.'s statements included under Item 14 of its Registration Statement on Form 10, dated May 14, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with American Interactive Media, Inc.'s statements that the change was approved by the Board of Directors, and we are not in a position to agree or disagree with American Interactive Media, Inc.'s. statement that KPMG LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on American Interactive Media, Inc.'s financial statements.

Very truly yours,

/s/ Schiffman Hughes Brown

Schiffman Hughes Brown